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                           NONCOMPETITION AGREEMENT

     This AGREEMENT, is entered into as of this 5th day of January 2000, by and between SARATOGA BEVERAGE GROUP, INC., a Delaware corporation (the "Company") and ROBIN PREVER (the "Shareholder").


                             W I T N E S S E T H :

     WHEREAS, NCP-SBG, L.P., a Delaware limited partnership (the "Purchaser"), NCP-SBG Recapitalization Corp., a Delaware corporation and the Company have entered into a Stock Purchase Agreement and Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement");

     WHEREAS, the Shareholder is a significant shareholder of the Company and will have shares of Class A Common Stock of the Company, par value $.01 per share and Class B Common Stock of the Company, par value $.01 per share converted into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement) or a number of shares of the Surviving Corporation Common Stock (as defined in the Merger Agreement) pursuant to the Merger Agreement; and

     WHEREAS, the Company recognizes and the Shareholder agrees that, as a significant shareholder and key employee of the Company prior to the consummation of the transactions contemplated by the Merger Agreement, the Shareholder obtained and will obtain confidential information concerning the business operations of the Company and that such information could be of great value to the Company's competitors and could be used to compete unfairly with the Company and that the if the Shareholder were to compete with the Company she could cause the Company great harm; and

     WHEREAS, the Purchaser has informed the Company and the Shareholder, and the Company and the Shareholder acknowledge and agree that the Shareholder's entering into this Agreement is a material inducement to the Purchaser's agreeing to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Shareholder hereby agree as follows:

     1. Payments with Respect to Restrictive Covenants. In consideration for the restrictive covenants hereunder, the Company shall pay the Shareholder $750,000 at or promptly following the Effective Time (as defined in the Merger Agreement).

     2. Non-Competition and Non-Disparagement. From the Effective Time through the fifth anniversary thereof (the "Restriction Period"), the Shareholder shall not, except with the prior written consent of the Board of Directors of the Company (the "Board") (i) directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which compete with any refrigerated beverage and water business in which the Company or its immediate Affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which the Shareholder has knowledge at the time of the Shareholder's termination of employment or (ii) directly or indirectly engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any Subsidiary or Affiliate thereof, or any products or services offered by any of these, or engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any Subsidiary or Affiliate thereof, the reputation of the products of the Company or any Subsidiary or Affiliate thereof or the marketing of such products, in each case except to the extent required by law, and then only after consultation with the Company to the extent possible. Notwithstanding anything herein to the contrary, (a) the foregoing shall not prevent the


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Shareholder from acquiring as an investment securities representing not more than five percent (5%) of the outstanding voting securities of any publicly-held corporation and (b) the Shareholder may be employed by or provide services to, an investment banking firm or consulting firm that provides services to entities described in such paragraph, provided that Shareholder does not personally represent or provide services to such entities.

     3. Injunctive Relief with Respect to Covenants; Certain Acknowledgments.

     (a) The Shareholder acknowledges and agrees that the covenants, obligations and agreements of the Shareholder contained hereunder relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Shareholder agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Shareholder further agrees that she will not assert any claim that the proceeds received with respect to the receipt of the Per Share Merger Consideration or shares of the Surviving Corporation Common Stock in exchange for her shares pursuant to the Merger Agreement are not sufficient consideration for entering into the restrictive covenants hereunder.

     (b) The Shareholder acknowledges and agrees that the Shareholder has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and their relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Shareholder to compete unfairly with, the Company and its Affiliates the covenants and restrictions hereunder are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and that the Shareholder desires to be bound by such covenants and restrictions. The Shareholder further acknowledges and agrees that her entering into this Agreement was a material inducement to the Purchaser to enter into the Merger Agreement and that the choice of governing law and arbitration set forth in
Section 7(b) is reasonable, appropriate and convenient for each party.

     (c) The Shareholder represents that her economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants hereunder, will not prevent her from providing for herself and her family on a basis satisfactory to her and them.

     (d) If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

     4. No Punitive or Emotional Damages. The parties hereto agree that neither the Shareholder nor the Company shall be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in the case of the Shareholder, from the Company's officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof. Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

     5. Breach of Restrictive Covenants. In the event that the Shareholder breaches this Agreement and following the receipt of a written determination pursuant to Section 7(b), the Shareholder shall be obligated to repay the amount transferred to her pursuant to Section 1 of this Agreement. Such repayment shall in no way affect or limit any other remedies or damages that the Company may have hereunder.


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     6. Entire Agreement. Except as otherwise expressly provided herein, this
Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with the Shareholder by any other person or entity) are merged herein and superseded hereby.

     7. Miscellaneous.

     (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Shareholder and her heirs, executors, administrators and legal representatives. There are no promises, representations, inducements or statements between the parties related to the subject matter hereof other than those that are expressly contained herein. The Shareholder acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has been represented and fully advised by competent counsel in entering into this Agreement, that she has read this Agreement and that she understands it and its legal consequences.

     (b) Governing Law; Arbitration. (i) This Agreement shall be governed by and constructed in accordance with the laws of the State of New York as the same may be applied to contracts entered into and to be performed exclusively in the State of New York.

     (ii) Any dispute, controversy, or question arising under, out of, or relating to this Agreement (or the breach thereof), shall be referred for arbitration to be held in New York County, New York (or such other place as the parties and the arbitrator shall agree) to a neutral arbitrator selected by the Shareholder and the Company and this shall be the exclusive and sole means for resolving such dispute (other than for injunctive relief under this Agreement). The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA, and the decision of the arbitrator shall be governed by the rule of law. Such right to submit a dispute arising hereunder to arbitration and the decision of the neutral arbitrator shall be final, conclusive and binding on all parties and interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as possible. The arbitrator may require discovery for good cause shown. Each party shall bear its own costs and expenses incurred in connection with any such arbitration; provided that the arbitrator shall be entitled to award to the prevailing party reimbursement of its reasonable legal costs and expenses (including with respect to the arbitrator and the AAA).

     (c) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by the Shareholder and, in the case of any such modification, waiver or discharge affecting the rights or obligations the Company, is approved by the Board or a person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     (e) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or


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registered mail, first-class postage prepaid and return receipt requested,
(iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

     (A) if to the Company, to it at:

               Saratoga Beverage Group, Inc.
               11 Geyser Road
               Saratoga Springs, NY 12866
               Attn: Chief Operating Officer
               Fax No.: (518) 584-6363

         with copies to:

               North Castle Partners, L.L.C.
               60 Arch Street
               Greenwich, CT 06830
               Telecopy: (203) 618-1860
               Telephone: (203) 862-3200
               Attention: Peter J. Shabecoff, Esq.

         and

               Debevoise & Plimpton
               875 Third Avenue
               New York, NY 10022
               Telecopy: (212) 909-6836
               Telephone: (212) 909-6000
               Attention: Franci J. Blassberg, Esq.

     (B) if to the Shareholder, to her at:

               Robin Prever
               c/o Saratoga Beverage Group, Inc.
               1000 American Superior Blvd.
               Winter Haven, FL 33884
               Fax: (941) 299-6713

         with a copy to:

               Diane J. Geller, Esq.
               Ruden, McClosky, Smith, Schuster & Russell, P.A.
               200 E. Broward Blvd.
               Ft. Lauderdale, FL. 33301
               Fax: (954) 764-4996
               Tel: (954) 527-2424

     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (g) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.


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     (h) Certain Definitions.

     "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

     "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.


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     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and the Shareholder has hereunto set his hand, in each case effective as of the date first above written.


                                     SARATOGA BEVERAGE GROUP, INC.



                                     By: Kim James
                                         -----------------------------
                                         Name: Kim James
                                         Title: Chief Financial Officer



                                         ROBIN PREVER


                                         /s/  Robin Prever
                                         -----------------------------



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